Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form N-2 of our report dated March 9, 2023, relating to the consolidated statement of asset and liabilities of Ares Strategic Income Fund, including the consolidated schedule of investments, as of December 31, 2022, the related consolidated statement of operations, changes in net assets, and cash flows for the period from December 5, 2022 (commencement of operations) to December 31, 2022, and the related notes. We also consent to the reference to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ KPMG LLP

Los Angeles, California

March 9, 2023